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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wall Data Incorporated 1993 Stock Option Plan as Amended and Restated on October 15, 1996 and the Wall Data Incorporated 1994 Nonofficer Stock Option Plan as Amended and Restated on October 15, 1996 of our report dated January 19, 1998, except for Note 14, as to which the date is March 12, 1998, with respect to the consolidated financial statements and schedule of Wall Data Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 1997 filed with the Securities and Exchange Commission.


Seattle, Washington                                            ERNST & YOUNG LLP
March 24, 1998